Exhibit 99.1

Inflation Reduction Act to Provide Substantial Tax Incentives for Bion Projects

August 16, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that dramatically reduces environmental impacts and recovers valuable resources, will be positively impacted by the federal investment tax credits (ITC’s) contained in the climate provisions of the Inflation Reduction Act.

Under the new biogas tax credit, the anaerobic digesters (AD) used by Bion’s platform to produce methane from the waste, as well as the cleaning and conditioning equipment used to upgrade the biogas to pipeline-quality renewable natural gas, will be eligible for the 30% Investment Tax Credit (ITC). In addition, the bill provides ITCs for solar installations.

The solar tax credits in the Act substantially improve the economics of incorporating solar energy production into Bion’s sustainable beef projects. Each 15,000-head beef module, such as those in the recently announced Ribbonwire LOI, will be comprised of barns with about 450,000 square feet (10.3 acres) of available roof space. Adding solar will increase module capex from approximately $43 million to $53 million, before the tax credit. Besides further reducing the carbon footprint of its sustainable beef, Bion believes that implementing its own solar energy production capacity in appropriate locations will provide operational flexibility and a hedge against potentially higher energy costs in the future.

The combined AD and solar costs represent approximately 45 percent of the total project capex of approximately $53 million, so the ITC will effectively reduce costs by $7.2 million per project. In addition, Bion believes the tax credit may also apply to investment in the specialized barns and manure collection system needed to handle the waste and prepare it for processing once regulations are promulgated clarifying the provisions. If so, that would increase the portion of the combined capex benefitting from the Act to approximately 80 percent of total capex, reducing project costs by $12.7 million.

The Act also simplifies the procedure for project owners to monetize the tax credits. Agriculture Secretary Tom Vilsack said, "The law is a once-in-a-generation opportunity to build critical infrastructure, to protect communities from wildfire and extreme heat and to drive climate-smart agriculture and renewable energy initiatives nationwide."

Bill O’Neill, Bion’s CEO, said, “The IRA’s climate provisions are a big win for the environment, livestock agriculture, and the consumer. The livestock industry is faced with some very real and fundamental challenges, especially beef. Those same challenges also represent transformational opportunities to improve outcomes in all aspects of the beef supply chain: producers, consumers, animal welfare, and environmental and economic sustainability. We very much look forward to embracing that challenge and leading the transition to truly sustainable beef production.”

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About Bion: Bion’s patented third generation technology was designed to largely mitigate the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value environmentally friendly fertilizer coproducts and renewable energy that increase revenues. Bion’s 3G Tech platform can create a pathway to economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘would’, ‘may’, ‘believe(s)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct